Exhibit 10.1
Amendment to Employment Agreement

This Amendment (the "Amendment") to the employment agreement between Vishay Advanced Technologies Ltd., company no.512868142, of Dr. Felix Zandman 2, Holon, (the Company") and Ziv Shoshani, Israeli I.D. no. 022536023 of Ehud 19, Tel-Aviv (the "Executive") dated July 6, 2010, as amended from time to time (the "Employment Agreement"), is entered into between the Executive and the Company on August 7, 2017.

WHEREAS the Executive was previously employed by Vishay Intertechnology Inc. ("Vishay") and Vishay Israel Ltd. ("Vishay Israel") pursuant to an employment agreement dated January 1, 2004 between Vishay, Vishay Israel and the Executive, and his employment thereunder was transferred with full continuity of rights to the Company on July 6, 2010. Prior to that, the Executive was employed by Vishay Israel from June 18, 1995 under an employment agreement dated June 18 1995;

WHEREAS with effect from August 7, 2017 (the "Effective Date"), the Employment Agreement shall be amended as follows.

THEREFORE, THE PARTIES HERETO AGREE:

1.	The recitals to this Amendment constitute an integral part hereof. Capitalized terms in this Amendment have the same meaning attributed to them in the Employment Agreement, unless otherwise stated.

2.	The Executive agrees to the following general undertakings:

2.1.
The Executive previously undertook and continues to undertake to comply with all Company disciplinary regulations, work rules, policies, procedures and objectives, as in effect from time to time, including the applicable Code of Ethics and Prevention of Sexual Harassment Rules (the "Rules").

2.2.
The Executive previously consented and continues to consent, of his own free will and although not required to do so under law, that the information in the Employment Agreement and this Amendment and any information concerning the Executive gathered by the Company, will be held and managed by the Company or on its behalf, inter alia, on databases according to law, and that the Company shall be entitled to transfer such information to third parties, in Israel or abroad. The Company undertakes that the information will be used, and transferred for legitimate business purposes only. Without derogating from the generality of the above, such purposes may include human resources management and assessment of potential transactions, to the extent required while maintaining the Executive's right to privacy.

The Company undertakes that the information will be used, and transferred for the purposes of operating the Company's business, to allow the Company to fulfill legal

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obligations and to maintain employment relationship with the Executive. Without derogating from the generality of the above, such purposes may include: HR administration, payroll, calculation and payment of wages, managing of relationships with third parties for pension funds, employees’ risk insurance, health care services, management of the company’s security, provide services and benefits to employees (such as welfare, transportation, catering, etc.), implementation of extraordinary operations relating to the Company or any of its affiliates, such as the assessment of potential transactions (including for the purpose of due diligence review), entering into joint venture agreements, compliance with law and regulatory obligations with regards to employees and trade unions and applicable labor.

Furthermore, the Company has been and will continue to be entitled to share the Executive's information in any of the following events: (a) if it will be requested to do so in accordance with applicable law or as a response to a request made by an authorized or judicial authority; (b) in response to any subpoena, warrant or other legal process resulting from actions performed by the Executive or in the event of a dispute, claim, lawsuit, demand or legal proceedings initiated by the Executive against the Company and vice versa; and (c) if the Company will reorganize its business activity – including merging into a different legal entity – it shall be entitled to transfer the Executive's information to said entity, provide that the transferee takes upon himself all of the obligations under this Section.

Without derogating from the above, it is hereby acknowledged that the Executive is currently the CEO of Vishay Precision Group Inc. and as such, he agrees that his Employment Agreement and this Amendment, and any other required details in respect of his employment with any entity in the Group (as defined below) may be disclosed and filed as public documents with the New York Stock Exchange and any other bodies as required by applicable regulatory and legal requirements. In particular, and without limitation, the Executive's compensation in respect of such position(s) are described each year in a proxy statement served at the Vishay Precision Group Inc. annual stockholder meeting. Accordingly, the Executive waives his right to privacy in respect of the above mentioned information.

2.3.
The Executive previously agreed and continues to agree that the Company may monitor his use of its Systems and copy, transfer and disclose all electronic communications and content transmitted by or stored in such Systems, in pursuit of the Company's legitimate business interests, all in accordance with the Company's policy as in force from time to time and subject to applicable law. For the purposes of this Section, the term "Systems" includes telephone, computers, computer system, internet server,

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electronic database and software, whether under the Executive's direct control or otherwise.

3.	The Executive's existing entitlements under the Employment Agreement shall be clarified as follows:

3.1.
Israeli Notice of Termination / Payment in lieu of notice – For the sake of good order, notwithstanding any other provision in this amendment, prior amendments, or the Employment Agreement, the parties hereby clarify that each party may terminate the Employment Agreement at any time by providing the other party a prior written notice as required by Israeli law and which, for the avoidance of doubt, shall not derogate from Section 6 of the Employment Agreement. The parties recognize that, at the time of the signing of this Amendment, the applicable notice period required by Israeli law is thirty (30) days. For the avoidance of doubt, the definition of "Notice of Termination" set out in section 1.13 of the Employment Agreement shall be read and understood accordingly. The Company reserves the right to terminate the Executive's employment by making a payment to him of salary in lieu of any prior notice period as set out in the Employment Agreement. In such case, the Executive's employment shall be deemed to have ceased on the date of the receipt of such notice from the Company. In addition, the Company may instruct the Executive not to attend work during any prior notice period or any part of it.

3.2.
Vacation - The Executive shall be entitled to 23 working days' vacation in each calendar year. Vacation days may be carried forward from one calendar year to the next to the extent permitted by law, provided that the Executive uses at least 7 vacation days each year.

3.3.
Sick pay – The Executive shall be entitled to sick leave according to law. Notwithstanding the aforesaid, the Executive will be entitled to his full Base Salary from the first day of his sick leave. The Executive shall not be entitled to any compensation with respect to unused sick leave.

3.4.	Recuperation pay – The Executive shall be entitled to 10 days' recuperation pay in each calendar year.

3.5.	Car

3.5.1.	The Company provides the Executive with a Company car (the "Company Car") determined by the Company at its sole discretion, with all maintenance and usage expenses paid by the Company subject to

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Company's policy and with the Executive to bear any and all liability and costs in relation to traffic, parking and other fines and any damage or other costs not covered by the Company Car insurance policy, including self-participation fee.

3.5.2.
The Executive shall take good care of the Company Car and undertake not to allow others to use the Company Car, except for members of his immediate family and employees of the Company approved by the Company.

3.5.3.	The Executive shall act in accordance with applicable law, the Company Car policy and any insurance policy applicable to the Company Car, all as in effect from time to time.

3.5.4.	The Company shall bear all taxes associated with this car benefit under any applicable law.

3.5.5.
The Executive shall return the Company Car, and any keys thereto, to the Company no later than the termination date of his employment or at any other time as directed. The Executive shall have no rights of lien with respect to the Company Car.

3.5.6.	The receipt of this car benefit is in place of any travel expenses to which the Executive would otherwise be entitled at law.

3.6.	Pension Arrangement – The Executive is entitled to contributions to a pension arrangement of his choice (the "Pension Arrangement"), at the following monthly rates:

3.6.1.	The Company currently contributes:

(a) 8.33% of the Base Salary towards the severance pay component; and

(b) 6.5% of the Base Salary towards the pension component. In the case the Executive is insured in a mangers insurance policy or a provident fund (which is not a pension fund), the said rate shall include the rate of contributions towards the disability insurance (ביטוח אבדן כושר עבודה), ensuring loss of earning payment of 75% of the Base Salary but no less than 5% towards the pension component, all subject to the terms of the Extension Order regarding the Increase of Pension Contributions - 2016

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(the "Pension Order 2016"). In accordance with the terms of the Pension Order 2016, if the said rate shall not be sufficient to insure the Executive in disability insurance, the total rate of contributions shall increase up to 7.5% of the Base Salary.

3.6.2.	The Company shall also deduct 6% of the Base Salary to be paid on the Executive's account towards the Pension Arrangement.

3.6.3.
The Executive confirms that, in accordance with his choice, as previously notified to the Company, the names of the institution(s) and plan(s) to which contributions under Section 3.6.1 and 3.6.2 shall be made are currently Cllal Pension and Menora Mivtachim for pension funds and Migdal Kitzba for managers insurance policy.

3.6.4.
In addition to any payments specified in Section 6 of the Employment Agreement, where the Executive's employment with the Company is terminated, whether by him or the Company (other than in circumstances in which the Executive's right to statutory severance pay is denied by a judgment according to sections 16 or 17 of the Severance Pay Law 1963)), the Company shall transfer the severance pay component of the Executive's Pension Arrangement to him. In addition, the Company shall pay to the Executive the shortfall amount (if any) between the amount actually accrued in his severance pay component and the full amount of statutory severance pay to which the Executive would have been entitled by law if terminated by the Company.

3.6.5.
In cases of termination of employment in circumstances in which the Executive's right to statutory severance pay is denied by a judgment according to sections 16 or 17 of the Severance Pay Law 1963, the Company reserves its right to withdraw the amounts accumulated in the severance component in the pension arrangement. This Section 3.6.5 represents specific agreement in accordance with Section 26 to the Severance Pay Law, 1963.

3.7.	Further education fund

3.7.1.
The Company shall make monthly Further Education Fund contributions as follows: 7.5% of Base Salary paid by the Company on its account and 2.5% of Base Salary to be deducted by the Company from such Base Salary to be paid on the Executive's account, in each case up to the ceiling

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recognized by the income tax authorities from time to time (the "Ceiling"), but not otherwise. The names of the institution(s) and plan(s) to which contributions under Section 3.7.1. shall be made are currently Yelin Lapidot and  Psagot Further Education Funds. The Company shall send letters of release to the relevant insurers releasing to the Executive all amounts accumulated in the Further Education Funds following the termination of his employment for any reason.

3.7.2.
In addition, the Company will make monthly payments equal to 7.5% of the part of the Base Salary exceeding the Ceiling directly to the Executive as a special increment, which shall not constitute part of the Executive's Base Salary for any intents or purposes (the "Special Increment"). Notwithstanding the above and as a gesture of good will, the Company will make contributions to the Executive's Pension Arrangement based also on the Special Increment.

3.7.3.	The Executive shall bear any and all taxes applicable in connection with amounts payable by him and/or Company to the said Further Education Fund.

3.8.	Cell phone

3.8.1.
The Company shall provide the Executive with a cell phone for his use in order to perform his obligations under this Employment Agreement. The Company shall pay the monthly charges for the cell phone, according to its policy, as in effect from time to time.

3.8.2.	Without derogating from the generality of the above, the Executive specifically undertakes to use the cell phone abroad in accordance with Company's policy in this regard.

3.8.3.
The Company shall bear all taxes applicable to the Executive in connection with the said cell phone. No later than the termination date of the Executive's employment for any reason, or earlier upon receipt of a written request by the Company, the Executive shall return possession of the cell phone to the Company.

4.	Intellectual Property undertakings

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4.1.
The Executive has previously undertaken to disclose and shall promptly disclose, to the Company, all Intellectual Property which he has or which he may solely or jointly conceive, develop or reduce to practice or cause to be conceived, developed or reduced to practice during the course of and/or in connection with his employment with the Company and/or which use confidential information (as set out in the Employment Agreement) or other Group property (“Inventions”).

The term "Group" in this Amendment shall mean the Company and its affiliates, being persons or entities which control, are controlled by or are under common control with the Company now or in the future (individually and collectively referred to as the "Group").

4.2.
For the purposes of this Amendment, "Intellectual Property" shall include all intellectual property rights, whether or not patentable, including without limitation rights in algorithms, binary code, brands, business methods, business plans, computer programs, computer software, concepts, confidential information, content, databases, developments, firmware, composition of matter or materials, certification marks, collective marks, copyright, customer lists, data, designs (whether registered or unregistered), derivative works, discoveries, distributor lists, documents, domain names, file layouts, formulae, goodwill, ideas, improvements, industrial designs, information, innovations, inventions (including but not limited to Service Inventions as defined in Section 132 of the Patent Law-1967 (the "Patent Law")), integrated circuits, know-how, logos, look and feel, manufacturing information, mask works, materials, methods, moral rights, object code, original works of authorship, patents, patent applications, patent rights, including but not limited to any and all continuations, divisions, reissues, re-examinations or extensions, plans, processes, proprietary technology, reputation, research data, research results, research records, semiconductor chips, service marks, software, source code, specifications, statistical models, supplier lists, systems, techniques, technology, trade secrets, trademarks, trade dress, trade names, trade styles, technical information, utility models, and any rights analogous to the foregoing.

4.3.
The Executive further confirms that all Inventions, and any and all rights, interests and title therein, have been and shall be the exclusive property of the Company and the Executive has not been and shall not be entitled to, and he has waived and hereby waives, now and in the future, any claim to any right, moral rights, compensation or reward, including any right to royalties in Service Inventions in accordance with the Patent Law, that he may have or have had in connection therewith and that all Inventions will be considered “works made for hire” as that term is defined in Section 101 of the

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United States Copyright Act (17 U.S.C. § 101). This clause, constitute an express waiver of any rights the Executive may have under Section 134 of the Patent Law.

4.4.
Without derogating from the Group's rights under this Undertaking or any law, the Executive has previously agreed and continues to agree to assign, and automatically assign, to the Company and/or its designee, any and all rights, titles and interests in respect of any Inventions, to the extent that he may have or have had such rights, on a worldwide basis, and he has acknowledged and acknowledges now and in the future, the Company’s full and exclusive ownership in all such Inventions. The Executive shall, at any time hereafter, execute all documents and take all steps necessary to effectuate the assignment to the Company and/or its designee or to assist them to obtain the exclusive and absolute right, title and interest in and to all Inventions, including by the registration of patents or trademarks, protection of trade secrets, copyright, or  any other applicable legal protection, and to protect the same against infringement by any third party, including by assisting in any legal action requested by the Group with respect to the foregoing.

5.
The Employment Agreement as amended by this Amendment constitutes an “employee notice” as required under the Notice to the Employee and Job Candidate Law (Employment Conditions and Candidate Screening and Selection), 5762-2002 and the parties agree that they serve as a notification under this law. Nothing in the Employment Agreement as amended by this Amendment shall derogate from any right granted to the Executive under any law, extension order or collective agreement. The Company is not (and is not a member of an Employer's organization which is) party to a collective agreement which sets out the Executive's terms of employment.

6.
Except as set forth herein, this Amendment shall not affect any provisions in the Employment Agreement, which shall remain in full force and effect. In the event of any inconsistency between the provisions of this Amendment and the terms of the Employment Agreement, the provisions of this Amendment shall prevail.

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7.	The Executive hereby confirms that he has complied with all of his undertakings according to this Amendment from the commencement date of his employment by the Company.

IN WITNESS WHEREOF the parties have duly executed this Amendment:

_/s/ Ziv Shoshani                    August 3, 2017

Ziv Shoshani                        Dated

/s/ Amir Tal                        August 6, 2017
Vishay Advanced Technologies Ltd.            Dated

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